Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
JUL 01, 2011 AND SEP 30, 2010
(In Thousands)

	JUL 01, 2011	SEP 30, 2010
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	20,303	16,315
Inventories	17,481	12,068
Deferred Income Taxes	3,940	3,359
Other Current Assets	356	234
Total Current Assets	42,080	31,976

NET FIXED ASSETS	18,195	13,098

NON-CURRENT ASSETS
Goodwill	13,810	58
Intangible Assets	6,077	331
Deferred Income Taxes	7,430	10,113
Other Non-Current Assets	192	106
TOTAL ASSETS	87,784	55,682

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,939	2,899
Accounts Payable	7,766	8,145
Accrued Payroll and Related Taxes	2,212	2,279
Other Accrued Expenses	1,155	941
Other Current Liabilities	406	0
Total Current Liabilities	18,478	14,264

LONG TERM DEBT	38,438	15,999
TOTAL LIABILITIES	56,916	30,263

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 10,811,188, Outstanding – 9,795,730
Common stock, par value $.01 per share	108	101
Treasury Shares at Cost - 1,015,458 shares	(1,435)	(1,413)
Additional Paid-in Capital	42,473	41,138
Retained Earnings	(10,278)	(14,407)

TOTAL SHAREHOLDER’S EQUITY	30,868	25,419

TOTAL LIABILITIES & EQUITY	87,784	55,682

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD JUL 01, 2011 AND JUN 25, 2010
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	JUL 01, 2011	JUN 25, 2010	JUL 01, 2011	JUN 25, 2010

Sales	34,626	26,095	98,355	69,387
Cost of Sales	28,470	21,439	80,672	57,900
Gross Profit	6,156	4,656	17,683	11,487

Less: Operating Expenses
Selling & G&A	3,533	2,388	9,774	5,922
Other	0	0	0	0
Total Operating Expenses	3,533	2,388	9,774	5,922

Operating Profit	2,623	2,268	7,909	5,565

Interest and Financing Expense	491	238	1,214	594
Other Expense/(Income)	4	17	134	205
Net Income before Income Taxes	2,128	2,013	6,561	4,766

Provision for /(benefit from)Income Tax	795	775	2,432	1,739

Net Income	1,333	1,238	4,129	3,027

Basic Earnings Per Share	$0.14	$0.14	$0.43	$0.34
Diluted Earnings Per Share	$0.13	$0.13	$0.42	$0.32

Basic Shares	9,776,888	9,055,280	9,524,874	8,955,212
Diluted Shares	10,021,932	9,629,326	9,932,446	9,606,748

IEC ELECTRONICS CORP - CONSOLIDATED
RECONCILIATION OF NET INCOME TO EBITDA
FOR QUARTER END & YTD JUL 01, 2011 AND JUN 25, 2010
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	JUL 01, 2011	JUN 25, 2010	JUL 01, 2011	JUN 25, 2010

Net Income	1,333	1,238	4,129	3,027

Provision for /(benefit from) Income Tax	795	775	2,432	1,739

Depreciation and Amortization Expense	864	304	2,150	707

Net Interest Expense / (Income)	491	238	1,214	594
EBITDA	3,483	2,555	9,925	6,067

Basic Earnings Per Share	$0.36	$0.28	$1.04	$0.68
Diluted Earnings Per Share	$0.35	$0.27	$1.00	$0.63

Basic Shares	9,776,888	9,055,280	9,524,874	8,955,212
Diluted Shares	10,021,932	9,629,326	9,932,446	9,606,748